Exhibit 99.2

Serra Verde Announces Finalization of US Government Offtake Agreement with MREC deliveries to commence by this year

24 August 2026: Serra Verde (“Serra Verde” or the “Company”), the only large-scale producer of critical heavy rare earths (“HREEs”) as well as light rare earths outside of Asia, is pleased to announce positive developments in relation to its 15-year Offtake Agreement with the US Government. Effective today the special purpose vehicle (“SPV”) formed to purchase the Mixed Rare Earth Carbonate (“MREC”) processed by Serra Verde at its operation in Brazil, has put in place its capitalization arrangements and it is now required to start accepting deliveries which the Company expects to make early in fourth quarter of 2026.

At Serra Verde’s mining and processing operation in Brazil the first stage of debottlenecking and optimisation programme is already in advanced commissioning with ramp-up expected in Q3, as planned. The operation is expected to reach a run-rate of c. 4,000tpa TREO by the end of 2026. The second stage is under construction and expected to commence commissioning within 12 months.

Thras Moraitis, Chief Executive Officer of Serra Verde Group commented:

“We are pleased that the SPV has achieved close under its DoW funding arrangements meaning the Offtake Agreement is now in force and in full effect enabling Serra Verde to leverage its unique capabilities and begin deliveries this year.

“The further significance of today’s announcement is that the US Government has substantially increased its funding of the SPV to $750 million and confirmed the $300 million in forward purchase contracts as well as signing a commitment letter for a further $500 million to be provided under a debt facility.

“Together with the establishment of floor prices for the four magnetic rare earths Serra Verde produces and the previously announced US$565m financing package from the US International Development Finance Corporation, the Company is grateful for the US Government’s support.

“Serra Verde appreciates the strategic insight shown by the US Government into what is required to build new, alternative value chains. Their decisive action and large scale financial support will enable the diversification in supply of critical rare earths thereby de-risking the many forward facing industries whose operations would otherwise be constrained by supply uncertainties.

”We look toward the imminent completion of the proposed combination with USA Rare Earth, which will enable the establishment of an independent supply chain from mine to magnet and beyond. Together, we have the capability to build secure, sustainable alternative supply chains to serve the US and its allies in the critical industries which depend on vital rare earths: renewable energy, semiconductors, physical AI, medical, consumer electronics and defence.”

The Offtake Agreement

Serra Verde is the only scale producer outside of Asia of the most critical heavy rare earths with no other producers expected to enter production in the near term. The Company has entered into a 15-year offtake agreement with the US Government for 100% of its Phase I production with guaranteed price floors for its magnetic rare earths. The Offtake Agreement provides secure and predictable cash flows for Serra Verde, reducing risks, supporting investment and underpinning its successful development, while ensuring jobs and investment for Brazil and Minaçu for many years to come.

The take-or-pay arrangement and floor prices in the Offtake Agreement address the unrepresentative price signals which have previously constrained development of new upstream sources of heavy rare earths and integrated rare earth supply chains. The agreed floor prices under the Offtake Agreement are:

●	Terbium US$2,050 per kg

●	Dysprosium US$575 per kg

●	Neodymium US$110 per kg

●	Praseodymium US$110 per kg

The Company and the US Government will share the benefits of market prices above the agreed floor prices.

Serra Verde’s integrated rare earth mine and processing plant in Goiás, Brazil, produces MREC, with a high proportion of the most critical HREEs, Dysprosium and Terbium, and is the only scale producer outside of Asia of these and other HREEs.

Ends

Contacts

Aura Financial (International)

Email: serraverde@aura-financial.com

Tel: +44 20 7321 0000

Michael Oke / Andy Mills

About Serra Verde Group

Serra Verde is the only large scale producer outside Asia of all four magnetic rare earths including the most critical and highly valuable heavy rare earths Dysprosium (Dy), Terbium (Tb) and Yttrium (Y). These materials are key to permanent magnet production for electric vehicles, wind turbines, robots, drones, high-efficiency air conditioners as well as other forward-facing technology applications in semiconductor, defense, nuclear, aerospace and other critical industries.

Serra Verde has a highly experienced team with an unrivalled track record for creating value by developing, operating and growing businesses in energy and materials. Commercial production at Serra Verde’s Pela Ema mine and processing plant commenced in early 2024 and operations are currently being optimized and expanded, enabling a sustained lower operating cost profile and enhancing its product for new markets. Serra Verde is expected to produce approximately 6,400 metric tons of total rare earth oxide equivalent (TREO) per year and potential Phase II expansion which could double run-of-mine production before 2030 is under consideration.

Serra Verde has strong sustainability credentials due to the advantageous geology of the Pela Ema deposit, its low impact operations which do not generate wet tailings, access to renewable electricity and use of biofuels, high quality infrastructure, skilled workforce and strong community relations. Serra Verde is committed to operating in a responsible and sustainable manner, applying best-in-class management practices and leading industry standards and has achieved over 3 years without a Lost-Time Injury. Serra Verde employs over 350 people, excluding contractors, 66% of who are from the local community and over 30% are women.

Serra Verde is backed by leading institutional investors including Denham Capital, Vision Blue Resources and The Energy & Minerals Group

For more information, visit serraverde.com

Forward-Looking Statements

This press release contains forward-looking statements. These statements include those relating to the expected timing of deliveries under the Offtake Agreement, production ramp-up targets and timelines, the expected completion of the proposed combination with USA Rare Earth, Inc., the commissioning and expansion of Serra Verde’s processing facilities, the capitalization of the SPV and the U.S. government financial support therefor, and the expected performance of the Offtake Agreement. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “growth,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “propose,” “should,” “target,” “vision,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are subject to risks and uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied, including without limitation: risks that the proposed combination with USA Rare Earth may not be consummated on the anticipated timeline or at all; risks related to the ramp-up, commissioning and operation of Serra Verde’s mining and processing facilities, including delays, cost overruns, technical challenges or failure to achieve expected production volumes; risks that the SPV is inadequately capitalized or otherwise unable to perform its purchase obligations under the Offtake Agreement; risks that the $500 million debt facility is not documented, closed or funded; risks that the forward purchase contracts between the U.S. government and the SPV may not result in purchases at the levels or on the timeline currently anticipated; risks that the U.S. government financial support described herein may be reduced, delayed or withdrawn as a result of changes in government policy, budgetary constraints or political developments; political, economic, regulatory, tax, currency and other risks associated with operations in Brazil; risks relating to commodity prices, including the possibility that market prices for rare earth products remain below floor prices; environmental, health and safety risks inherent in mining and processing operations; and other risks and uncertainties. All forward-looking statements speak only as of the date of this press release, and Serra Verde undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.